FOR IMMEDIATE RELEASE
CONTACT: D.M. Takes, President and CEO
PHONE: 215-513-2304

CORNERSTONE COMPANIES COMPLETES PURCHASE OF MARYLAND-BASED REGISTERED INVESTMENT ADVISOR, MCPHERSON ENTERPRISES

HARLEYSVILLE, PA (March 2, 2007) - Harleysville National Corporation (NASDAQ: HNBC) announced today that Cornerstone Companies, a subsidiary of Harleysville National Bank, completed a selected asset purchase of McPherson Enterprises and related entities (“McPherson”), Registered Investment Advisors specializing in estate and succession planning and life insurance for high-net-worth construction and aggregate business owners and families throughout the United States. Located in Towson, Maryland, the firm is led by Douglas McPherson, President and founder.
McPherson will become a part of Cornerstone Companies, a component of the bank’s Millennium Wealth Management division. As a result of the acquisition, Cornerstone will have a specialty of succession planning for family-owned construction and aggregate companies and McPherson’s clients will have access to Cornerstone’s abilities in investment consulting, business, and compensation planning. Terms of the purchase were not disclosed.
D.M. Takes, President and Chief Executive Officer, stated, “We are pleased to welcome Doug McPherson and his group to the Harleysville team. McPherson’s established clientele and proven expertise in providing creative, customized succession plans for contractors will allow us to add value to our current commercial and wealth management customers. This acquisition is part of Harleysville’s plan to continue to build its fee-based services business.”
McPherson commented on the transaction, “Harleysville’s and Cornerstone’s strong reputations, histories and breadth of offerings, will allow us to provide an enhanced level of service to our longtime customers while increasing our ability to attract new clients. Our group looks forward to working closely with the entire team to maximize the value we bring to our combined client base.”
Harleysville National Corporation, with assets of $3.2 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management of $3.0 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under NASDAQ Global Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.